Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between HERITAGE COMMERCE CORP,  a California bank holding company (the “Company”), HERITAGE BANK OF COMMERCE, a California banking corporation (the “Bank”), and DEBBIE REUTER, an individual (the “Executive”) as of July 23, 2015 (the “Effective Date”).

RECITALS

WHEREAS, the Company is a California corporation and a bank holding Company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System;

WHEREAS, the Company is the parent holding company for the Bank, which is a California banking association, subject to the supervision and regulation of the California Department of Business Oversight and the Federal Reserve Board;

WHEREAS, the Board of Directors of the Company and the Bank have approved and authorized the entry into this Agreement with the Executive; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions for the employment relationship of the Executive with the Company and Bank.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company, the Bank and the Executive hereby agree as follows:

1.Employment.
1.1Title.  The Executive is employed as an Executive Vice President and Corporate Secretary of the Company and the Bank.  In this capacity, the Executive shall have such duties and responsibilities as may be designated to her by the Chief Executive Officer of the Company and the Bank and in accordance with the objectives or policies of the Board of Directors of the Company and the Bank, from time to time, in connection with the business activities of the Company and the Bank.
1.2Devotion to Bank Business.  The Executive shall devote her full business time, ability, and attention to the business of the Company and the Bank during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Company and the Bank.  It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities do not

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significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company and the Bank in accordance with this Agreement.  Nothing in this Agreement shall be interpreted to prohibit the Executive from making passive personal investments.  However, the Executive shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Bank and the Company, except as permitted by the Company and the Bank policies or authorized by the Chief Executive Officer of the Company.
1.3Standard.  The Executive will set a high standard of professional conduct given her role with the Company and the Bank and her responsibility relative to the Company and the Bank’s presence and stature in the community.  The Executive will, at all times, emulate this high professional standard of conduct in order to develop and enhance the Company’s and the Bank’s reputation and image.  The Executive’s and her family’s eligibility and all other terms and conditions of the Executive’s participation in the Bank’s or the Company’s benefit, insurance and disability plans and programs will be governed by the official plan documents which may change from year-to-year.  Notwithstanding the foregoing, at a minimum the Executive shall be entitled to the same benefits as all other executives in comparable positions with the Company and the Bank.  The Executive will comply with all applicable rules, policies and procedures of the Company and the Bank and any of its subsidiaries and all pertinent regulatory standards as may affect the Company and the Bank.
1.4Location.  The Executive shall provide services for the Company and the Bank at their principal executive offices located in San Jose, California.  The Executive agrees that the Executive will be regularly present at the Company’s and the Bank’s principal executive offices and that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Company and the Bank.
1.5No Breach of Contract.  The Executive hereby represents to the Company and the Bank that:  (a) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or by which she is otherwise bound; (b) that the Executive has no information (including, without limitation, confidential information or trade secrets) of any other person or entity which the Executive is not legally and contractually free to disclose to the Company and the Bank; and (c) that except as disclosed (and provided copies) the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement) with any person or entity other than the Company and the Bank.
2.Term.  The term of this Agreement shall be a period of one (1) year from the Effective Date, subject to the termination provisions of Section 6.  Upon the occurrence of the first annual anniversary of the Effective Date, and on each anniversary date thereafter, the term of this Agreement shall be deemed automatically extended for an additional one (1) year term, subject to the termination provisions of Section 6.

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3.Compensation.
3.1Salary.  The Executive shall receive a salary at an annual rate of $204,299 which will be paid in accordance with the Company’s and the Bank’s normal payroll procedures including applicable adjustments for withholding taxes.  The Executive shall receive such annual increases in salary, if any, as may be determined by the Company’s Board of Directors annual review of the Executive’s compensation each year during the term of this Agreement.  Participation in deferred compensation, discretionary or performance bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the annual rate.
3.2Other Benefits.  The Executive shall be entitled to those benefits adopted by the Bank and the Company for all officers of the Company and the Bank, subject to applicable qualification requirements and regulatory approval requirements, if any.  To the extent that the level of such benefits is based on seniority or compensation levels, the Company and the Bank shall make appropriate and proportionate adjustments to the Executive’s benefits.  The Executive shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general officer benefits, the benefits otherwise provided to the Executive:
(a)Vacation.  The Executive shall be entitled to 22 paid vacation days for each calendar year (reduced pro rata for any partial year), of which at least 10 days (reduced pro rata for any partial year) must be taken consecutively.  Vacation may be accrued in accordance with the Company’s or the Bank’s policy.  The date or dates of vacation shall be determined by the Executive and the Company’s Chief Executive Officer, and will be subject to the business requirements of the Company and the Bank.
(b)Insurance.  The Bank or the Company shall provide during the term of this Agreement at the Executive’s cost group life, health (including medical, dental, vision and hospitalization), accident and disability insurance coverage for the Executive and her dependents through a policy or policies provided by the insurer(s) selected by the Bank in its sole discretion on the same basis as all other employees in comparable positions with the Bank.
(c)401(k).  The Company maintains a 401(k) plan for its eligible employees.  Subject to the terms and conditions set forth in the official plan documents, the Executive will be eligible to participate in the 401(k) plan, and shall receive a matching contribution in accordance with the terms of the 401(k) plan from the Company.
(d)Employee Stock Ownership Plan.  The Executive will be eligible to participate in the Company’s Employee Stock Ownership Plan (“ESOP”), subject to the terms and conditions of the ESOP.
3.3Business Expenses.  The Executive shall be entitled to incur and be reimbursed for all reasonable business expenses.  The Company or the Bank will reimburse the Executive for all such expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s and the Bank’s established policies.  Reimbursement shall be made within a reasonable period after the

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Executive’s submission of an itemized account in accordance with the Company’s and the Bank’s policies.
4.Indemnity.  The Bank and the Company shall indemnify and hold the Executive harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Executive on behalf of or in the course of performing services for the Company and the Bank to the same extent the Bank and the Company indemnifies and holds harmless other executive officers and directors of the Company and the Bank and in accordance with the articles of incorporation, bylaws and established policies of the Company and the Bank.
5.Certain Terms Defined.  For purposes of this Agreement:
5.1“Accrued Obligations” means the sum of the Executive’s Base Salary and accrued vacation through the Date of Termination to the extent not theretofore paid, outstanding expense reimbursements and any compensation previously deferred by the Executive to the extent not theretofore paid.
5.2“Base Salary” means, as of any Date of Termination of employment, the current annual salary of the Executive.
5.3“Cause” shall mean (a) the Executive willfully breaches or habitually neglects the duties which the Executive is required to perform under this Agreement; (b) the Executive commits an intentional act of moral turpitude that has a material detrimental effect on the reputation or business of the Bank or the Company; (c) the Executive is convicted of a felony or commits any material and actionable act of dishonesty, fraud, or intentional material misrepresentation in the performance of the Executive’s duties under this Agreement; (d) the Executive engages in an unauthorized disclosure or use of inside information, trade secrets or other confidential information; or (e) the Executive willfully breaches a fiduciary duty, or violates any law, rule or regulation, which breach or violation results in a material adverse effect on the Company and the Bank (taken as a whole).  If the Company or the Bank decides to terminate the Executive’s employment for Cause, the Company or the Bank will provide the Executive with notice specifying the grounds for termination, accompanied by a brief written statement stating the relevant facts supporting such grounds.
5.4“Change of Control” shall mean, subject to the limitations of Section 409A of the Code, set forth in Section 7 of this Agreement, the earliest occurrence of one of the following events:
(a)the acquisition (or acquisition during the 12 month period ending on the date of the most recent acquisition) by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:  (i) any

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acquisition directly from the Company, (ii) any acquisition by the Company that reduces the number of shares issued and outstanding through a stock repurchase program or otherwise, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or the Bank or any corporation controlled by the Company or the Bank or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 5.4; or
(b)individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason other than resignation, death or disability to constitute at least a majority of the Company’s Board of Directors during any 12 month period; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board of Directors; or
(c)consummation of a reorganization, merger or consolidation of the Company or the Bank, or sale or other disposition (in one transaction or a series of transactions) of any assets of the Bank or the Company having a total fair market value equal to, or more than, 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition or acquisitions (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns all or substantially all of the Company’s or Bank’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or the Bank or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board of Directors at the time of the execution of the initial agreement, or of the action of the Company’s Board of Directors, providing for such Business Combination; or
(d)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

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5.5“Code” means the Internal Revenue Code of 1986, as amended and any successor provisions to such sections.
5.6“Change of Control Period” shall mean the period of time (a) commencing on the earlier of (i) 120 days before the date the Change of Control occurs, or if earlier, 120 days before a definitive agreement is executed by the Company or the Bank for a transaction described in Section 5.4(c) (provided, however, that in the event of this subsection (a)(i) the Executive reasonably demonstrates that her termination of employment should it occur was either (x) at the request of a third party who has taken steps reasonably calculated to effect a change in control, or (y) otherwise arose in connection with a Change in Control), or (ii) the date the Change of Control occurs, and (b) ending on the last day of the 24th calendar month immediately following the month the Change of Control occurred.
5.7“Date of Termination” means (a) if the Executive’s employment is terminated due to the Executive’s death, the Date of Termination shall be the date of death; (b) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; (c) if the Executive’s employment is terminated by the Company or the Bank for Cause, the Date of Termination is the date on which the Company or the Bank gives notice to the Executive of such termination; (d) if the Executive’s employment is terminated by the Company or the Bank without Cause or voluntarily by the Executive, the Date of Termination shall be the date specified in the notice of termination; and (e) if the Executive’s employment terminates for any other reason, the Date of Termination shall be the Executive’s final date of employment.
5.8“Disability” shall mean a physical or mental condition of the Executive which occurs and persists and which, in the written opinion of a physician selected by the Company or the Bank or their insurers and acceptable to the Executive or the Executive’s legal representative, and, in the written opinion of such physician, the condition will render the Executive unable to return to her duties for an indefinite period of not less than 180 days.
5.9“Average Annual Bonus” shall mean the average bonus or incentive compensation amount paid to (or earned by) the Executive during the three (3) fiscal years immediately preceding the termination.
6.Termination.
6.1This Agreement may be terminated for the following reasons:
(a)Death.  This Agreement shall terminate automatically upon the Executive’s death.
(b)Disability.  In the event of the Executive’s Disability, the Company or the Bank may give the Executive a notice of termination.  In such event, the Executive’s employment with the Company and the Bank and this Agreement shall terminate without further act of the parties effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”) provided, however, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’ duties.  Unless otherwise agreed in writing between the Executive and the Company and the Bank, the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove

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herself and her personal belongings from the Company’s and the Bank’s premises.  All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.
(c)Cause.  The Bank or the Company may terminate the Executive’s employment and this Agreement for Cause.  Unless otherwise agreed in writing between the Executive and the Bank and the Company, the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Bank’s and Company’s premises.  All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.
(d)Termination by Bank or the Company Without Cause.  Subject to the last sentence of this Section 6.1(d), the Bank or the Company may, at its election and in its sole discretion, terminate the Executive’s employment and this Agreement at any time and for any reason or for no reason, upon 30 days prior written notice to the Executive, without prejudice to any other remedy to which the Bank or the Company may be entitled either at law, in equity or under this Agreement.  Unless otherwise agreed in writing between the Executive, the Bank and the Company, the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Company’s and the Bank’s premises.  All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the severance benefits specified in Section 6.2(a) or 6.2(b) below, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.  For the avoidance of doubt, if the Company terminates the Executive, but the Executive remains an employee of the Bank, termination by the Company shall not be deemed a termination without cause for purposes of Section 6.2(a) or constitute a termination of this Agreement.
(e)Voluntary Termination by Executive.  The Executive may terminate her employment and this Agreement at any time and for any reason or no reason, upon 30 days prior written notice to the Bank and the Company.  Unless otherwise agreed in writing between the Executive, the Bank and the Company, the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Company’s and the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

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6.2Certain Benefits upon Termination.
(a)Termination Without Cause.  In the event this Agreement is terminated based on Section 6.1(d) (termination without cause), then in such case, the Executive shall receive the Accrued Obligations on the Date of Termination, and severance benefits constituting of:
(i)cash payment in the amount equal to one (1) times the sum of the Executive’s (A) Base Salary and (B) Average Annual Bonus, payable in a lump sum within 30 days of the Date of Termination, and
(ii)continuation of group insurance coverages specified in Section 3.2(b) of this Agreement on terms at least equal to those if the Executive’s employment had not been terminated, but not less favorable than that provided to other executives in comparable positions with the Bank, for a period of 12 months from the Date of Termination, including, continuation of medical coverage for the Executive and her dependents pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or under applicable California law pursuant to Assembly Bill No. 1401 (“Cal COBRA”), with one hundred percent (100%) of premiums for the insurance coverages payable by the Bank or the Company monthly to the Executive for a period of 12 months from the Date of Termination.  After expiration of the 12 month period, the Executive and her dependents shall have such rights to continue to participate under the Bank’s or the Company’s group insurance coverages specified in Section 3.2(b) of this Agreement at the Executive’s expense to the extent available under the terms of the plan or benefit.  The Executive agrees to notify the Bank or the Company as soon as practicable, but not less than 10 business days in advance of the commencement of comparable insurance coverages with another employer.  The Company’s and Bank’s obligation for the 12 month period specified herein with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company or the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans of the new employer are not substantially less favorable to the Executive than the coverages and benefits required to be provided hereunder.

Notwithstanding the foregoing or any other provision of this Agreement, if any part or all of the severance benefits is subject to taxation under Section 409A of the Code, as determined by the Bank or the Company, with the advice of its independent accounting firm or other tax advisors, then the severance benefits shall be subject to modification as set forth in Section 7 of this Agreement.

Notwithstanding the foregoing, when the Executive is entitled to the severance benefits provided in Section 6.2(b), then Executive shall not be entitled to the severance benefits pursuant to this Section 6.2(a).

The Executive acknowledges and agrees that severance benefits pursuant to this Section 6.2(a) are in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and are the sole and exclusive remedy for the Executive for a termination specified in Section 6.1(d).

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(b)Termination and Change in Control.  In the event of a Change in Control and at any time during the Change of Control Period (x) the Executive’s employment is terminated, or (y) without Executive’s written consent there occurs any material adverse change in the nature and scope of the Executive’s position, responsibilities, duties, or a change of 30 miles or more in the Executive’s location of employment, or any material reduction in Executive’s compensation or benefits and Executive voluntarily terminates her employment, then the Executive shall receive the Accrued Obligations on the Date of Termination, and the severance benefits consisting of:
(i)a cash payment in an amount equal to two (2) times the sum of the Executive’s (A) Base Salary and (B) Average Annual Bonus, payable in a lump sum within 30 days following such termination; and
(ii)continuation of group insurance coverages specified in Section 3.2(b) of this Agreement on terms at least equal to those if the Executive’s employment had not been terminated, but not less favorable than that provided to other executives in comparable positions with the Bank or the Company, for a period of 24 months from the Date of Termination, including continuation of medical coverage for the Executive and her dependents pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or under applicable California law pursuant to Assembly Bill No. 1401 (“Cal COBRA”), with one hundred percent (100%) of premiums for the insurance coverages payable by the Bank or the Company monthly to the Executive for a period of 24 months from the Date of Termination.  After such expiration of the 24 month period, the Executive and her dependents shall have such rights to continue to participate under the Bank’s or the Company’s group insurance coverages specified in Section 3.2(b) of this Agreement at the Executive’s expense to the extent available under the terms of the plan or benefit.  The Executive agrees to notify the Bank or the Company as soon as practicable, but not less than 10 business days in advance of the commencement of comparable insurance coverages with another insurance carrier.  The Bank’s or the Company’s obligation for the 24 month period specified herein with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Bank or the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans of the new employer are not substantially less favorable to the Executive than the coverages and benefits required to be provided hereunder.

Notwithstanding the foregoing or any other provision of this Agreement, if any part or all of the severance benefits is subject to taxation under Section 409A of the Code, as determined by the Bank or the Company, with the advice of its independent accounting firm or other tax advisors, then the severance payment shall be subject to modification as set forth hereafter in Section 7 of this Agreement.

The Executive acknowledges and agrees that severance benefits pursuant to this Section 6.2(b) are in lieu of all damages, payments and liabilities on account of the events described above for which such severance benefits may be due the Executive under Section 6.2(b) of this Agreement.  This Section 6.2(b) shall be binding upon and inure to the benefit of the Bank and the Company and their respective successors and assigns.

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Notwithstanding the foregoing, the Executive shall not be entitled to receive severance benefits pursuant to this Section 6.2(b) in the event her termination of employment results from an occurrence described in Sections 6.1(a), 6.1(b) or 6.1(c).

(c)Death.  If the Executive’s employment terminates by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and any incentive compensation for the year in which the death occurred prorated through the Date of Termination.  Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination; provided, however, that payment may be deferred until the Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Executive’s jurisdiction of residence at the time of the Executive’s death.  The Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Bank to the estate and beneficiaries of other executives in comparable positions with the Company and the Bank under such plans, programs, practices and policies relating to death benefits, if any, as in effect on the date of the Executive’s death.
(d)Disability.  If the Executive’s employment terminates during the Term by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations, and any incentive compensation for the year in which the termination occurs prorated through the Date of Termination and any benefits under such plans, programs, practices and policies relating to disability benefits, if any, as in effect on the Date of Termination.
(e)Cause/Voluntary Termination.  If the Executive’s employment terminates for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations.  If the Executive’s employment terminates due to the Executive’s voluntarily termination this Agreement, except as provided in clause (y) of the first paragraph of Section 6.2(b), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations.
(f)Single Trigger Event.  The provisions for payments contained in this Section 6.2 may be triggered only once during the term of this Agreement, so that, for example, should the Executive be terminated because of a Disability and should there thereafter be a Change of Control, then the Executive would be entitled to be paid only under Section 6.2(d) and not under Section 6.2(b), as well. In addition, the Executive shall not be entitled to receive severance benefits of any kind from any parent, wholly owned subsidiary or other affiliated entity of the Bank or the Company if in connection with the same event of series of events the payments provided for in this Section 6.2 has been triggered.
7.Section 409A Limitation.  It is the intention of the Bank, the Company and the Executive that the severance benefits payable to the Executive under Section 6.2 either be exempt from, or otherwise comply with, Section 409A (“Section 409A”) of the Code.

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Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by the Bank or the Company, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the definition of Change in Control or the timing of commencement and completion of severance benefits and/or other benefit payments to the Executive hereunder, or the amount of any such payments, such provisions shall be interpreted in the manner required to exempt the benefit from or to comply with Section 409A.  The Company, the Bank and the Executive acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control;” (ii) delay for a period of 6 months or more, or otherwise modify the commencement of severance and/or other benefit payments; (iii) modify the completion date of severance and/or (iv) other benefit payments and/or reduce the amount of the benefit otherwise provided.

The Company, Bank and the Executive further acknowledge and agree that if, in the judgment of the Bank or the Company, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to exempt the benefits from or to comply with Section 409A, the Bank, the Company and the Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it exempts the benefits from or to comply with Section 409A (with the most limited possible economic effect on the Bank, the Company and the Executive).  For example, if this Agreement is subject to Section 409A and Section 409A requires that severance and/or other benefit payments must be delayed until at least 6 months after the Executive terminates employment, then the Bank, the Company and the Executive shall delay payments and/or promptly seek a written amendment to this Agreement that would, if permissible under Section 409A, eliminate any such payments otherwise payable during the first 6 months following the Executive’s termination of employment and substitute therefore a lump sum payment or an initial installment payment, as applicable, at the beginning of the 7th month following the Executive’s termination of employment which, in the case of an initial installment payment, would be equal in the aggregate to the amount of all such payments thus eliminated.  Notwithstanding the foregoing, (a) the Executive and her dependents shall not be denied access to and participation in any health or medical insurance coverage and benefits, for any period of time the Executive and her dependents are otherwise eligible, and (b) the Executive acknowledges and agrees that the Company or the Bank shall have the exclusive authority to determine whether the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i).

8.Assignment.  This Agreement will inure to the benefit of and be binding upon the Bank and the Company and any of their respective successors and assigns.  In view of the personal nature of the services to be performed under this Agreement by the Executive, the Executive will not have the right to assign or transfer any of her rights, obligations or benefits under this Agreement.  The Bank and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Bank” or “the Company” shall mean the Bank or the Company, as applicable, as hereinbefore defined and any successor to the Company’s or Bank’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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9.Specific Performance.  The Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.  The Executive therefore expressly agrees that the Bank and the Company, in addition to any other rights or remedies that the Bank and the Company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by the Executive.
10.Noncompetition, No Solicitation and Nondisclosure by the Executive.
(a)Definitions.  The term “Trade Secrets” shall be given its broadest possible interpretation and shall mean any information, including formulas, patterns, compilations, reports, records, programs, devices, methods, know-how, negative know-how, techniques, raw material properties and specifications, formulations, discoveries, ideas, concepts, designs, technical information, drawings, data, customer and supplier lists, information regarding customers, buyers and suppliers, distribution techniques, production processes, research and development projects, marketing plans, general financial information and financial information concerning customers, the Company’s or the Bank’s legal, business and financial structure and operations, and other confidential and proprietary information or processes which (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (ii) are the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The term “Proprietary Information” shall also be given its broadest possible interpretation and shall mean any and all information disclosed or made available by the Company or the Bank to the Executive including, without limitation, any information which is not publicly known or available and upon which the Company’s or the Bank’s business or success depends.

(b)The Executive shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder (except as permitted in Section 1.2 of this Agreement), officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business without the prior written consent of the Board of Directors of the Bank or the Company.
(c)Following termination of this Agreement and the Executive’s employment hereunder, the Executive shall not use any Trade Secret or Proprietary Information of the Bank or the Company or their affiliates and subsidiaries to solicit, encourage or assist, directly, indirectly or in any manner whatsoever, (i) any employees of the Bank, the Company or their affiliates and subsidiaries (including any former employees who voluntarily terminated employment with the Bank or the Company within a 12 month period prior to the Executive’s termination of employment) to resign or to apply for or accept employment with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices; or (ii) any customer, person or entity that has a business relationship with the Bank during the 12 month period prior to the Executive’s termination of employment with the Bank, or was engaged in a business relationship with the Bank, to terminate such business relationship and engage in a business relationship with any other competitive

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banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices.
(d)In addition and not as any limitation on the provisions of this Section 10, following termination of this Agreement and the Executive’s employment hereunder and for 12 months thereafter, the Executive shall not directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business entity that engages in or seeks to engage in any banking or financial services business, solicit (or assist in soliciting) any person who is, or at any time within 1 month prior to the Executive’s termination of employment was, an employee of the Company or the Bank who earned $25,000 on an annual rate or more as an employee of the Company or the Bank to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with the Bank or the Company.
11.Disclosure of Information.  The Executive shall not, at any time or in any manner, directly or indirectly, either before or after termination of this Agreement, without the prior written consent of the Board of Directors of the Company or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, use for her own benefit or the benefit of any other person or entity, or otherwise disclose or communicate to any person or entity including, without limitation, the media or by way of the World Wide Web, any information concerning any Trade Secret or Proprietary Information of the Company or the Bank.  The Executive further recognizes and acknowledges that any Trade Secrets concerning any customers of the Bank or the Company and their respective affiliates and subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of the Bank’s and the Company’s business.  In the event the Executive is required by law to disclose Trade Secrets or Proprietary Information, the Executive will provide the Bank and the Company, and their counsel with immediate notice of such request so that they may consider seeking a protective order.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless, in the written opinion of knowledgeable counsel, compelled to disclose Trade Secrets or Proprietary Information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then the Executive may disclose (on an “as needed” basis only) such information to such tribunal or other party without liability hereunder.  Notwithstanding the foregoing, the Executive may disclose Trade Secrets or Proprietary Information as may be required by any regulatory agency having jurisdiction over the operations of the Bank or the Company in connection with an examination of the Bank or the Company or other proceeding conducted by such regulatory agency.
12.Written, Printed or Electronic Material.  All written, printed or electronic material, notebooks and records including, without limitation, computer disks, I-Pads, tablets, Blackberry (or similar devices or so-called “smart phones”), or lap top used by the Executive in performing duties for the Bank or the Company, other than the Executive’s personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Bank and the Company.  Upon termination of employment, the Executive shall promptly return all such material (including all copies, extracts and summaries thereof) to the Bank.

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13.Miscellaneous.
13.1Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or 3 days after the date of mailing by United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

Company:HERITAGE COMMERCE CORP
150 Almaden Blvd.
San Jose, CA 95113
Attn: Chief Executive Officer

Bank:HERITAGE BANK OF COMMERCE
150 Almaden Blvd.
San Jose, CA 95113
Attn: President

with a copy to:Buchalter Nemer
1000 Wilshire Boulevard, Suite 1500
Los Angeles, CA 90017-2457
Attn: Mark A. Bonenfant, Esq.

Executive:Debbie Reuter
150 Almaden Boulevard
San Jose, CA 95113

13.2Amendments or Additions.  No amendment, modification or additions to this Agreement shall be binding unless in writing and signed by the parties hereto.
13.3Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
13.4Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
13.5Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.
13.6Mediation.  Prior to engaging in any legal or equitable litigation or other dispute resolution process, regarding any of the terms and conditions of this Agreement between the parties, or concerning the subject matter of the Agreement between the parties, each party

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specifically agrees to engage in good faith, in a mediation process at the expense of the Bank or the Company, complying with the procedures provided for under California Evidence Code Sections 1115 through and including 1125, as then currently in effect.  The parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter.  The parties understand and specifically agree that should any party to this Agreement refuse to participate in mediation for any reason, the other party will be entitled to seek a court order to enforce this provision in any court of appropriate jurisdiction requiring the dissenting party to attend, participate, and to make a good faith effort in the mediation process to reach a mutually agreeable resolution of the matter.
13.7Arbitration.  To the extent not resolved through mediation as provided in Section 13.6, all claims, disputes and other matters in question arising out of or relating to this Agreement, any termination of the Executive’s employment, the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be resolved by binding arbitration in Santa Clara County, California, before a sole arbitrator (the “Arbitrator”) mutually selected by the parties from Judicial Arbitration and Mediation Services (“JAMS”) in accordance with the rules and procedures of JAMS then in effect.  If JAMS is no longer able to supply the arbitrator, such arbitrator shall be mutually selected from the American Arbitration Association (“AAA”).  The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforced in accordance with, and shall be conducted consistently with the provisions of Title 9 of Part 3 of the California Code of Civil Procedure as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.
13.8Attorneys Fees.  In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement, or any part thereof or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceedings.  The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of an arbitrator in the event of arbitration.
13.9Entire Agreement.  This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Company and the Bank and contains all of the covenants and agreements between the parties with respect to the employment of the Executive by the Company and the Bank.  Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or

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otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.
13.10Waiver.  The failure of a party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by another party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.
13.11Severability.  If any provision in this Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
13.12Interpretation.  This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties.  Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against any party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.
13.13Governing Law and Venue.  The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement.  Any action which in any way involves the rights, duties and obligations of the parties hereunder and is not resolved by binding arbitration shall be brought in the courts of the State of California and venue for any action or proceeding shall be in Santa Clara County or in the United States District Court for the Northern District of California, and the parties hereby submit to the personal jurisdiction of said courts.
13.14Payments Due Deceased Executive.  If the Executive dies prior to the expiration of the term of her employment (except termination resulting from such death), any payments that may be due the Executive from the Bank or the Company under this Agreement as of the date of death shall be paid to the Executive’s heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, or any other legal or personal representatives.
13.15Effect of Termination on Certain Provisions.  Upon the termination of this Agreement, the obligations of the Bank, the Company and the Executive hereunder shall cease except to the extent of the Bank’s or the Company’s obligation to make payments, if any, to or for the benefit of the Executive following termination, and provided that this Section 13.15 and Sections 4, 6.2, 7, 8, 9, 10, 11, 12, 13.1, 13.3, 13.4, 13.6, 13.7, 13.8, 13.9, 13.10, 13.11, 13.12, 13.13 and 13.14 shall remain in full force and effect.
13.16Advice of Counsel and Advisors.  The Executive acknowledges and agrees that she has read and understands the terms and provisions of this Agreement and prior to signing this Agreement, she has had the advice of counsel and/or such other advisors as she deemed appropriate in connection with her review and analysis of such terms and provisions of this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

“COMPANY”

HERITAGE COMMERCE CORP,
a California bank holding company

By: Walter Kacxmarek
Walter Kaczmarek,
Chief Executive Officer

“BANK”

HERITAGE BANK OF COMMERCE,
a California banking corporation

By: Walter Kaczmarek
Walter Kaczmarek,
President

“EXECUTIVE”

By: Debbie Reuter
Debbie Reuter

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